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                                                                    Exhibit j(i)

                          Independent Auditors' Consent

The Shareholders and Board of Directors of
GE Private Asset Management Funds, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated November 11, 2003, on the statement of assets and liabilities, including the schedule of investments, of GE Contra Fund ("Fund") of GE Private Asset Management Funds, Inc. as of September 30, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended and for the period from December 7, 1998 (commencement of operations) to September 30, 1999. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditor" in the Statement of Additional Information.


                                                                       KPMG LLP


New York, New York
January 26, 2004